Exhibit 99.3

Consent of Rothschild Inc.

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of Verint Systems Inc. (“Verint”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Verint and Comverse Technology, Inc., which is part of the Registration Statement, of our opinion dated August 12, 2012 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “QUESTIONS AND ANSWERS—The Merger,” “SUMMARY—Opinions of Financial Advisors to the CTI Board of Directors—Opinion of Rothschild,” “THE MERGER—Background of the Merger,” “THE MERGER—CTI’s Reasons for the Merger—Value and Other Financial Considerations,” “THE MERGER—CTI’s Reasons for the Merger—Opinions of Financial Advisors to the CTI Board of Directors—Opinion of Rothschild,” and “THE MERGER—Opinions of Financial Advisors to the CTI Board of Directors—Opinion of Rothschild.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ ROTHSCHILD INC.
ROTHSCHILD INC.

New York, New York

December 21, 2012